SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 18, 2012

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2012, the Board of Directors (the “Board”) of New York Mortgage Trust, Inc. (the “Company”), on the recommendation of the Nominating and Corporate Governance Committee of the Board, unanimously approved the appointment of David R. Bock as a director of the Company and as a member of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board, effectively immediately, to serve until the 2012 annual meeting of stockholders and until his successor is duly elected and qualified.  Mr. Bock will serve as the Chairman of the Audit Committee.

Mr. Bock, 68, is a Managing Partner of Federal City Capital Advisors (“FCCA”), a business and financial services firm he co-founded in 1998, and has served in his current position since 2008.  From January 2010 until June 2010, Mr. Bock served as the Interim Chief Executive Officer of Oxford Analytica, a political and economic research company based in Oxford, England. Mr. Bock was Chief Financial Officer of I-Trax, Inc., a publicly traded healthcare company, from September 2004 to September 2007, and an Executive Vice President and Chief Financial Officer of Pedestal Inc., an online mortgage-backed securities trading platform, from 2000 to 2002. From 1995 to 1997, Mr. Bock was an advisor to DASI, Inc., an early stage technology company focused on the global food processing industry. From 1992 to 1995, Mr. Bock served as a Managing Director at Lehman Brothers. Prior to joining Lehman Brothers, Mr. Bock served as Director, Operations Staff at The World Bank, where he was responsible for integrating policy, strategy and budget across four geographic regions and where he served as a member of the bank’s senior management investment committee. Mr. Bock also served in a number of other management positions at The World Bank from 1974 to 1979 and 1982 to 1989 including Director, Bank Group Financial Policy, Director, Country Debt Restructuring and Liability Management and Division Chief, Funding Strategy. From 1979 to 1982, Mr. Bock was a partner of Atlantic Resources, Inc., a merchant bank focused on energy, agriculture and transportation projects. Prior to joining Atlantic Resources, Mr. Bock was an associate at McKinsey & Company. Mr. Bock received a B.A. in Philosophy from the University of Washington and M.Phil. in Economics from Oxford University, where he was a Rhodes Scholar. Mr. Bock serves as an independent trustee (since 2005) and chairman of the audit committee (since 2009) of the Pioneer Funds, a mutual fund complex, an independent director of The Swiss Helvetia Fund, Inc. (since 2010), a closed-end fund, and as a director of Oxford Analytica, Inc. (since 2008). Mr. Bock previously served as a director of the Company (from 2004 to 2009), and as the Chairman of its Audit Committee (from 2008 to 2009).

The Board has determined that Mr. Bock qualifies as independent in accordance with the listing requirements of the Nasdaq Stock Market LLC (“Nasdaq”) and the Company’s Corporate Governance Guidelines.  There were no arrangements or understandings pursuant to which Mr. Bock was elected as a director, and there are no related party transactions between the Company and Mr. Bock reportable under Item 404(a) of Regulation S-K.

For his services as an independent director and as Chairman of the Audit Committee, Mr. Bock will receive the same fees and compensation as other independent directors for similar services.  A description of the fees and compensation paid to independent directors of the Company is set forth under the section entitled “Compensation of Directors” in the Company’s definitive proxy statement filed on March 29, 2011, which section is incorporated by reference.

In a Current Report on Form 8-K filed by the Company on January 5, 2012, the Company disclosed that it had received formal notice from Nasdaq that in connection with the resignation of Daniel K. Osborne from the Company’s Board of Directors effective December 30, 2011, the Company no longer complied with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Listing Rule 5605. As a result of Mr. Bock’s appointment to the Board and the Audit Committee, the Company believes that it has regained compliance with Nasdaq’s independent director and audit committee requirements as set forth in Listing Rule 5605.

Item 7.01.	Regulation FD Disclosure.

On January 18, 2012, the Company issued a press release announcing Mr. Bock’s appointment to the Company’s Board. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits. The following exhibit is being furnished herewith:

99.1	Press Release dated January 18, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: January 18, 2012	By:	/s/ Steven R. Mumma
Steven R. Mumma Chief Executive Officer